As filed with the Securities and Exchange Commission on August 3, 2012

Registration No. 033-72086

Registration No. 033-86040

Registration No. 333-05643

Registration No. 333-56215

Registration No. 333-42708

Registration No. 333-101037

Registration No. 333-107317

Registration No. 333-119262

Registration No. 333-145156

Registration No. 333-154797

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-72086

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-86040

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-05643

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-56215

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42708

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-101037

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-107317

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-119262

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145156

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-154797

UNDER

THE SECURITIES ACT OF 1933

THE TALBOTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1111318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Talbots Drive

Hingham, Massachusetts 02043

781-749-7600

(Address, including zip code, of Principal Executive Offices)

The Talbots, Inc. Retirement Savings Voluntary Plan

The Talbots, Inc. 2003 Executive Stock Based Incentive Plan

The Talbots, Inc. 1995 Directors Stock Option Plan

The Talbots, Inc. Restated Directors Stock Plan

The Talbots, Inc. Directors Deferred Compensation Plan

The Talbots, Inc. Deferred Compensation Plan

The Talbots, Inc. Supplemental Savings Plan

(Full title of the plans)

Copy to:

Richard T. O’Connell, Jr. The Talbots, Inc. One Talbots Drive Hingham, Massachusetts 02043 (781) 741-7600	Warren J. Casey, Esq. Day Pitney LLP P.O. Box 1945 Morristown, New Jersey 07962-1945 (973) 966-6300

(Name and address, including zip code, telephone number and area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 33-72086 registering 50,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of The Talbots, Inc. (the “Company”) reserved for issuance under The Talbots, Inc. Retirement Savings Voluntary Plan (the “401(k) Plan”);

•

Registration Statement No. 33-86040, filed on November 4, 1994, registering 2,650,000 shares of Common Stock reserved for issuance under The Talbots, Inc. 1993 Executive Stock Based Incentive Plan (the “1993 ESBIP”);

•

Registration Statement No. 333-05643, filed on June 10, 1996, registering 130,000 shares of Common Stock reserved for issuance under The Talbots, Inc. 1995 Directors Stock Option Plan (the “1995 Directors Plan”);

•	Registration Statement No. 333-56215 (as amended by Post-Effective Amendment No. 1), filed on June 5, 1998, registering 3,310,000 shares of Common Stock reserved for issuance under the 1993 ESBIP;

•

Registration Statement No. 333-42708, filed on August 1, 2000, registering 400,000 shares of Common Stock reserved for issuance under The Talbots, Inc. Restated Directors Stock Plan (formerly the 1995 Directors Plan);

•	Registration Statement No. 333-101037, filed on November 6, 2002, registering 300,000 shares of Common Stock reserved for issuance under the 1993 ESBIP;

•

Registration Statement No. 333-107317, filed on July 24, 2003, registering 7,000,000 shares of Common Stock reserved for issuance under The Talbots, Inc. 2003 Executive Stock Based Incentive Plan (the “2003 ESBIP”);

•	Registration Statement No. 333-119262, filed on September 24, 2004, registering unsecured deferred compensation obligations under The Talbots, Inc. Directors Deferred Compensation Plan;

•	Registration Statement No. 333-145156, filed on August 6, 2007, registering 2,500,000 shares of Common Stock reserved for issuance under the 2003 ESBIP; and

•

Registration Statement No. 333-154797, filed on October 28, 2008, registering 1,500,000 shares of Common Stock reserved for issuance under the 401(k) Plan and an indeterminate amount of plan interests, $28,196,090 of unsecured deferred compensation obligations under The Talbots, Inc. Deferred Compensation Plan, and $8,176,549 of unsecured deferred compensation obligations under The Talbots, Inc. Supplemental Savings Plan.

On May 30, 2012, the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TLB Holdings LLC, a Delaware limited liability company (“Parent”), and TLB Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”). On August 3, 2012, pursuant to the Merger Agreement, Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned subsidiary of Parent. At the effective time of the Merger, each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Parent or Sub and shares of Common Stock held by stockholders who are entitled to and properly exercise appraisal rights under Delaware law) was automatically converted into the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to $2.75 per share.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rye Brook, State of New York, on August 3, 2012.

THE TALBOTS, INC.

By:	/s/ Richard T. O’Connell, Jr.
Name:	Richard T. O’Connell, Jr.
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements on Form S-8 have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stefan Kaluzny	Chairman of the Board of Directors	August 3, 2012
Stefan Kaluzny

/s/ Peter Morrow	Director	August 3, 2012
Peter Morrow

/s/ Michael Scarpa	Chief Operating Officer, Chief Financial Officer and Treasurer	August 3, 2012
Michael Scarpa	(Principal Financial and Accounting Officer)

/s/ Trudy F. Sullivan	President and Chief Executive Officer	August 3, 2012
Trudy F. Sullivan	(Principal Executive Officer)